EXHIBIT 10.36

March 28, 2012

Excellong, Inc.
77 Sugar Creek Center Boulevard
Suite 215
Sugar Land, Texas 77478
Attention: Yng-Jou Joe Hwang, President

Re:          Amendatory Letter Agreement No. 3
Stock Purchase Agreement, dated December 16, 2011

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated December 16, 2011, between Pacific Energy Development Corp., a Nevada corporation (“Buyer”), the shareholders (“Sellers”) of Excellong E&P-2, Inc., a Texas corporation (the “Corporation”), and Excellong, Inc., a Texas corporation (“Excellong”). Buyer, Sellers and Excellong are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.” All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

The Purchase Agreement sets forth the terms and conditions by which Buyer agrees to acquire from Sellers all of the issued and outstanding shares of capital stock of the Corporation. The Parties amended the Purchase Agreement with that certain Amendatory Letter Agreement, dated February 9, 2012, and with that certain Amendatory Letter Agreement No. 2, dated February 29, 2012.

As of the date of this Amendatory Letter No. 3 (this “Amendment”), those certain consents to assignment described on Schedule 8(f) to the Purchase Agreement have not been obtained by Excellong or the Corporation and provided to Buyer.

In addition, as of the date of this Amendment, neither Excellong nor the Corporation has provided to Buyer, pursuant to Buyer’s due diligence review under Section 5 of the Purchase Agreement, evidence satisfactory to Buyer that notices of assignment as required under the terms of the Leases described in Schedule 8(f) to the Purchase Agreement have been delivered to the respective lessor.

Section 3(b) of the Purchase Agreement requires Buyer to issue to each Seller at Closing such Seller’s Pro Rata Share of Closing Stock.

Section 3(c) of the Purchase Agreement requires that, sixty (60) days following Closing, Buyer pay each Seller such Seller’s Pro Rata Share of the Post-Closing Cash.

Section 16(b) of the Purchase Agreement sets forth the “Put” pursuant to which, on the first anniversary of the Effective Date, any Seller may require Buyer to repurchase some or all of such Seller’s shares of Closing Stock still then-held by such Seller for cash in an amount equal to one hundred twenty-five percent (125%) of the issuance price attributable thereto.

Pursuant to Section 17 of the Purchase Agreement, Mr. Y. Joe Hwang (the “Shareholder Representative”) may act as agent for the Sellers and may amend or waive any rights of Sellers under the Purchase Agreement.

In consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The Parties hereby amend Section 3(b) of the Purchase Agreement to read in its entirety as follows (additions in bold italics):

“(b) Series A Stock.  Subject to Section 3(d), at Closing, Buyer shall issue to each Seller such Seller's Pro Rata Share of a total of 1,666,667 shares of Series A Stock ("Closing Stock"), which is equivalent to one million dollars worth of Buyer's Series A Offering Price with a twenty percent (20%) discount.”

2. The Parties hereby amend Section 3(c) of the Purchase Agreement to read in its entirety as follows (additions in bold italics):

“(c) Post-Closing Cash.  Subject to Section 3(d), sixty (60) days following Closing, Buyer shall pay to each Seller an amount of cash equal to such Seller’s Pro Rata Share of One Million Dollars ($1,000,000), as such amount may be adjusted pursuant to Section 4 (the “Post-Closing Cash”).”

3. The Parties hereby add the following new Section 3(d) to the Purchase Agreement:

“(d) Consents to and Notices of Assignment.  Within sixty (60) days following the Closing, Excellong shall provide to Buyer evidence reasonably satisfactory to Buyer that (i) the consents described on Schedule 8(f) for the assignment of certain Leases to Excellong and the assignment of those Leases from Excellong to the Corporation have been obtained and (ii) notices of such assignments have been given in accordance with the terms of such Leases. In the event Excellong fails to provide Buyer such evidence within such time period, then, as liquidated damages therefor, (i) the issuance of the Closing Stock to each Seller shall be rescinded, (ii) Buyer shall not be required to pay to Sellers the Post-Closing Cash, and the (iii) Put shall be null and void. With respect to the liquidated damages described in this Section 3(d), the Parties hereby acknowledge and agree that, (i) the anticipated damages in the event Excellong fails to perform hereunder are difficult to ascertain, (ii) the Parties mutually intend to liquidate such damages in advance, (iii) the amount of such liquidated damages is a reasonable estimate of the potential actual damages such breach would cause, and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty.

4. The Parties hereby amend the first sentence of Section 16(b) of the Purchase Agreement to read in its entirety as follows (additions in bold italics):

“In the event that, on the first anniversary of the Effective Time, (i) the Series A Stock has no Public Market Value, or (ii) the Series A Stock has a Public Market Value but the total Public Market Value of the Closing Stock issued to Sellers hereunder is less than $1,250,000, then, subject to Section 3(d), each Seller shall have the right to require Buyer to repurchase some or all of such Seller’s shares of Closing Stock still then-held by such Seller for cash in an amount equal to one hundred twenty-five percent (125%) of the issuance price attributable thereto (the “Put”).”

5. The Parties hereby amend the first sentence of Section 13(e) of the Purchase Agreement to read in its entirety as follows (additions in bold italics):

“Subject to Section 3(d), effective as of Closing, each Seller hereby grants to Buyer a security interest in his Closing Stock (including proceeds) to secure his indemnity obligations in this Section 13.”

6. As previously amended and as amended hereby, the Purchase Agreement is in full force and effect, and valid and binding upon the Parties. In the event of a conflict between this Amendment and the Purchase Agreement the terms and conditions of this Amendment shall control and govern the point in conflict. Notwithstanding anything to the contrary, failure of this Amendment to address a point in the Purchase Agreement shall not be deemed to be a conflict.

7. This Amendment shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns. This Amendment may not be altered, or amended, nor any rights hereunder waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. This Amendment may be executed in counterparts, and each counterpart shall be deemed to be an original, but all of which shall be deemed to be one amendment. This Amendment may be executed by telefax or electronic signatures, and telefax and electronic signatures shall be valid and binding upon the Parties.

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Please execute this Amendment in the space provided below indicating your agreement with the above and return the executed Amendment to the undersigned by fax or email at your earliest convenience. Please do not hesitate to contact me if you have any questions. Thank you for your prompt attention to this matter.

Sincerely,

Pacific Energy Development Corp.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer

ACCEPTED AND AGREED

Sellers		Excellong, Inc.

By:	/s/ Yng-Jou Joe Hwang	By:	/s/ Yng-Jou Joe Hwang
	Y. Joe Hwang		Yng-Jou Joe Hwang
	Shareholder Representative		President